CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm as the auditor to the predecessor funds under the caption “Independent Registered Public Accounting Firm”, and to the incorporation by reference of our reports dated October 26, 2009 for Van Kampen American Franchise Fund and Van Kampen Equity Premium Income Fund, November 20, 2009 for Van Kampen Pennsylvania Tax Free Income Fund, May 18, 2010 for Van Kampen Core Equity Fund and Van Kampen Small Cap Growth Fund, January 22, 2010 for Van Kampen Growth and Income Fund, and February 19, 2010 for Van Kampen Equity and Income Fund, in the Statement of Additional Information of AIM Counselor Series Trust (Invesco Counselor Series Trust) in this Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A No. 333-36074) of the AIM Counselor Series Trust (Invesco Counselor Series Trust).
ERNST & YOUNG LLP
Chicago, Illinois
October 22, 2010